EXHIBIT 99

FOR IMMEDIATE RELEASE

December 17, 2015

Contact: (analysts) Jeff Siemon: 763-764-2301

(media) Kirstie Foster: 763-764-6364

GENERAL MILLS REPORTS FISCAL 2016 SECOND-QUARTER RESULTS

Company Remains on Track to Deliver 2016 Growth Goals Excluding Impact of Green Giant Divestiture

Cost Savings Target Increased to $500 Million by 2018

MINNEAPOLIS, MINN.—General Mills (NYSE: GIS) today reported results for the second quarter of fiscal 2016.

Second Quarter Results Summary

•	Net sales declined 6 percent to $4.42 billion, including a 1 point decline from acquisitions and divestitures. On a constant-currency basis, net sales declined 2 percent.

•	Total segment operating profit totaled $839 million, down 1 percent. In constant currency, total segment operating profit increased 2 percent.

•	Diluted earnings per share (EPS) totaled 87 cents compared to 56 cents a year ago.

•	Adjusted diluted EPS, which excludes certain items affecting comparability of results, totaled 82 cents in the second quarter of 2016, up 2 percent. On a constant-currency basis, adjusted diluted EPS increased 5 percent.

Please see Note 7 to the Consolidated Financial Statements below for reconciliation of non-GAAP measures used in this release.

General Mills Chairman and Chief Executive Officer Ken Powell said, “Our second-quarter results put us in line with our expectations at the midway point in our fiscal year. Constant-currency net sales declined modestly in the quarter, due in part to the divestiture of our North American Green Giant business. Our adjusted gross margin increased for the third consecutive quarter, which, combined with our continued cost savings efforts, helped drive mid single-digit constant-currency growth in adjusted diluted EPS. Through six months, we’ve posted 1 percent growth in net sales and double-digit growth in segment operating profit and adjusted diluted EPS, each in constant currency.”

Net sales for the 13 weeks ended November 29, 2015, declined 6 percent to $4.42 billion. Foreign currency exchange reduced net sales growth by 4 percentage points. Pound volume reduced net sales growth by 3 percent, and net price realization and mix contributed 1 point of net sales growth. The divestiture of the Green Giant business in November 2015 and the acquisition of the Annie’s business in October 2014 combined to reduce net sales by 1 point. Adjusted gross margin, which excludes mark-to-market effects and certain other items affecting comparability, increased 60 basis points due to favorable price realization and mix. Selling, general and administrative expenses (SG&A) declined 9 percent, driven by savings from Project Catalyst and other cost management initiatives, and a 15 percent decrease in advertising and media expense (please see Note 3 below for more information on our restructuring actions). Total segment operating profit declined 1 percent to $839 million. On a constant-currency basis, total segment operating profit increased 2 percent. The company recorded a $199 million gain in the second quarter from the sale of the Green Giant business (please see Note 2 below for more information on the Green Giant divestiture). Restructuring and project-related charges totaled $99 million pretax in the second quarter, including $38 million recorded in cost of sales (please see Note 3 below for more information on these charges). Net earnings attributable to General Mills totaled $530 million and diluted EPS totaled 87 cents. Adjusted diluted EPS, which excludes certain items affecting comparability, increased 2 percent to 82 cents. On a constant-currency basis, second-quarter adjusted diluted EPS increased 5 percent.

Six Month Financial Summary

•	Net sales through the first six months of fiscal 2016 declined 4 percent to $8.63 billion. On a constant-currency basis, net sales increased 1 percent.

•	First-half total segment operating profit totaled $1.67 billion, up 8 percent from the prior year. Constant-currency total segment operating profit grew 12 percent.

•	Diluted EPS totaled $1.56 compared to $1.11 in last year’s first half.

•	First-half adjusted diluted EPS totaled $1.61, up 14 percent versus year-ago levels. On a constant-currency basis, adjusted diluted EPS increased 18 percent.

Through the first six months, General Mills returned to constant-currency growth in net sales and posted double-digit growth in total segment operating profit and adjusted diluted EPS on a constant-currency basis. Acquisitions and divestitures did not have a material impact on first-half net sales growth. First-half adjusted gross margins expanded by 170 basis points. U.S. Retail products making particularly strong contributions to first-half net sales results included Cinnamon Toast Crunch and Lucky Charms cereals, Yoplait Greek yogurt, Nature Valley grain snacks, Annie’s soup and other natural and organic products, Totino’s hot snacks, and Progresso soup. In the Convenience Stores and Foodservice segment, Pillsbury frozen mini-bagels, Bugles and Chex Mix salty snacks, and Yoplait Greek and Parfait Pro yogurt varieties were strong net sales contributors. International products posting strong first-half net sales contributions included Häagen-Dazs ice cream and Old El Paso Mexican products in Europe, Nature Valley snacks in Canada, and Betty Crocker sweet snacks in the Asia-Pacific region.

U.S. Retail Segment Results

Second-quarter net sales for General Mills’ U.S. Retail segment totaled $2.76 billion, down 4 percent from the prior year due to lower pound volume. Acquisitions and divestitures combined to reduce U.S. Retail net sales growth by 1 percent. Net sales for the U.S. Retail segment included 1 percent declines for the Snacks and Baking Products operating units, while net sales for each of the remaining operating units declined mid single-digits. U.S. Retail segment operating profit totaled $600 million, down 3 percent due to lower net sales, including the net impact of the Green Giant divestiture and the Annie’s acquisition. This was partially offset by benefit from our cost savings initiatives and lower media expense.

Through the first six months, U.S. Retail net sales totaled $5.29 billion, essentially unchanged from the prior year. Acquisitions and divestitures contributed 1 point of net sales growth. Lower pound volume subtracted 2 points of net sales growth, while net price realization and mix added 2 points of growth. Segment operating profit totaled $1.23 billion, 15 percent above last year.

International Segment Results

Second-quarter net sales for General Mills’ consolidated international businesses declined 12 percent to $1.16 billion, as foreign currency exchange reduced net sales growth by 15 percentage points. On a constant-currency basis, net sales increased 3 percent. Pound volume reduced net sales growth by 2 points, and net price realization and mix added 5 points of growth. Constant-currency net sales rose 17 percent in Latin America, 3 percent in Canada, and 2 percent in the Asia/Pacific region, and declined 2 percent in Europe. International segment operating profit increased 1 percent to $136 million. On a constant-currency basis, segment operating profit was up 19 percent, driven by favorable net price realization and lower input costs.

Through the first six months of fiscal 2016, International segment net sales totaled $2.36 billion, down 12 percent from the prior year. Foreign currency exchange reduced net sales growth by 16 percentage points. On a constant-currency basis, net sales grew 4 percent. Pound volume added 1 point of net sales growth, while net price realization and mix added 3 points of growth. Six-month segment operating profit totaled $253 million, down 10 percent as reported but up 8 percent in constant currency.

Convenience Stores and Foodservice Segment Results

Second-quarter net sales for the Convenience Stores and Foodservice segment totaled $506 million, 4 percent below year-ago levels. Pound volume reduced net sales growth by 3 points, and unfavorable net price realization and mix reduced net sales growth by 1 point. Frozen meals, yogurt, biscuits, and mixes led sales performance in the quarter. Segment operating profit increased 7 percent to $103 million, driven by benefit from our administrative cost savings initiatives.

Through the first six months of fiscal 2016, Convenience Stores and Foodservice net sales declined 2 percent to $984 million, driven by lower pound volume. Six-month segment operating profit of $183 million essentially matched year-ago results that were up 15 percent.

Joint Venture Summary

Combined after-tax earnings from the Cereal Partners Worldwide (CPW) and Häagen-Dazs Japan (HDJ) joint ventures totaled $23 million in the second quarter, down 15 percent. Constant-currency after-tax earnings from joint ventures declined 6 percent due to lower volume for HDJ. Constant-currency net sales grew 1 percent for CPW and declined 10 percent for HDJ. Through the first six months of 2016, after-tax joint-venture earnings totaled $49 million, down 8 percent as reported but up 5 percent in constant currency.

Corporate Items

Unallocated corporate items totaled $72 million net expense in the second quarter of fiscal 2016, compared to $73 million net expense a year earlier. Excluding mark-to-market valuation effects and restructuring and project-related charges, unallocated corporate items totaled $42 million net expense this year compared to $48 million net expense a year ago.

Net interest expense totaled $74 million in this year’s second quarter, compared to $77 million a year ago. The second-quarter effective tax rate was 37.4 percent, 5.6 percentage points higher than prior year levels driven primarily by the tax impacts of the sale of Green Giant. Excluding items affecting comparability, the adjusted effective tax rate was 32.3 percent for both the second quarter and the first half of 2016.

Cash Flow Items

Cash provided by operating activities totaled $1.16 billion in the second quarter, up 34 percent from the prior year due primarily to changes in working capital and higher earnings. Capital investments through the first six months totaled $294 million. Dividends paid year-to-date increased 6 percent to $531 million. During the first half of 2016, General Mills repurchased 9.5 million shares of common stock at an aggregate price of $549 million. Average diluted shares outstanding for the first half totaled 614 million, down 2 percent from last year’s first-half average of 624 million.

Green Giant Divestiture

On November 2, 2015, General Mills completed the sale of the North American Green Giant and Le Sueur vegetable businesses to B&G Foods, Inc., (NYSE: BGS) for $823 million in cash. General Mills will continue to operate the Green Giant business in Europe and select other export markets under license from B&G Foods. The company expects to use the net proceeds for share repurchases and debt reduction. The transaction generated a one-time, pre-tax gain on sale of $199 million which was recorded in the second quarter of 2016. General Mills expects the transaction will reduce fiscal 2016 net sales growth and total segment operating profit growth by approximately 2 percentage points each, and will be dilutive to fiscal 2016 earnings per share by approximately 7 cents, excluding the gain on sale.

Updated Cost Savings Targets

In the first half of fiscal 2016, General Mills announced incremental actions related to Project Century in North America and in our Europe region. The company now is targeting $450 million in cumulative cost savings by fiscal 2017 and $500 million by fiscal 2018 from the combination of Project Century, Project Catalyst, Project Compass, and our policies and practices update, including zero-based budgeting.

Outlook

Powell said, “Our first-half results keep us on track to deliver the targets we outlined at the beginning of the year, adjusting for the Green Giant sale. Our emphasis on Consumer First drove positive results in a number of categories and markets, and we plan to expand the impact more broadly in the second half in order to strengthen our retail sales performance. At the same time, we are committed to driving efficiency in our businesses and expanding our margins. The incremental actions we took in the first half of the year have enabled us to increase our overall cost savings target to $500 million by 2018.”

General Mills revised its 2016 full-year growth targets to reflect the impact of the Green Giant divestiture:

•	Net sales in constant currency are now expected to decline at a low single-digit rate from the 2015 levels that included a 53rd week.

•	Total segment operating profit is expected to essentially match last year’s levels in constant currency.

•	Constant-currency adjusted diluted EPS is expected to grow at a low single-digit rate from the base of $2.86 earned in fiscal 2015. At current exchange rates, the company estimates a 9-cent headwind from currency translation in 2016.

General Mills will hold a briefing for investors today, December 17, 2015, beginning at 8:30 a.m. Eastern time. You may access the web cast from General Mills’ internet home page: generalmills.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook,” and statements made by Mr. Powell, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions, and promotional activities of our competitors; economic conditions, including changes in inflation rates, interest rates, tax rates, or the availability of capital; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in the legal and regulatory environment, including labeling and advertising regulations and litigation; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets, or changes in the useful lives of other intangible assets; changes in accounting standards and the impact of significant accounting estimates; product quality and safety issues, including recalls and product liability; changes in consumer demand for our products; effectiveness of advertising, marketing, and promotional programs; changes in consumer behavior, trends, and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; consolidation in the retail environment; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging, and energy; disruptions or inefficiencies in the supply chain; effectiveness of restructuring and cost savings initiatives; volatility in the market value of derivatives used to manage price risk for certain commodities; benefit plan expenses due to changes in plan asset values and discount rates used to determine plan liabilities; failure or breach of our information technology systems; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligation to publicly revise any forward-looking statement to reflect any future events or circumstances.

Consolidated Statements of Earnings and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions, Except per Share Data)

	Quarter Ended			Six-Month Period Ended
	Nov. 29, 2015	Nov. 23, 2014	% Change	Nov. 29, 2015	Nov. 23, 2014	% Change
Net sales	$4,424.9	$4,712.2	(6.1)%	$8,632.8	$8,980.6	(3.9)%
Cost of sales	2,884.3	3,093.1	(6.8)%	5,537.6	5,922.8	(6.5)%
Selling, general, and administrative expenses	772.7	845.5	(8.6)%	1,583.9	1,712.7	(7.5)%
Divestiture (gain)	(199.1)	—	NM	(199.1)	—	NM
Restructuring, impairment, and other exit costs	61.3	214.6	(71.4)%	121.4	228.6	(46.9)%

Operating profit	905.7	559.0	62.0%	1,589.0	1,116.5	42.3%
Interest, net	73.8	77.3	(4.5)%	149.1	155.8	(4.3)%

Earnings before income taxes and after-tax earnings from joint ventures	831.9	481.7	72.7%	1,439.9	960.7	49.9%
Income taxes	311.5	153.4	103.1%	510.1	306.0	66.7%
After-tax earnings from joint ventures	23.2	27.1	(14.4)%	48.9	53.1	(7.9)%

Net earnings, including earnings attributable to redeemable and noncontrolling interests	543.6	355.4	53.0%	978.7	707.8	38.3%
Net earnings attributable to redeemable and noncontrolling interests	14.1	9.3	NM	22.6	16.5	NM

Net earnings attributable to General Mills	$529.5	$346.1	53.0%	$956.1	$691.3	38.3%

Earnings per share—basic	$0.88	$0.58	51.7%	$1.59	$1.14	39.5%

Earnings per share—diluted	$0.87	$0.56	55.3%	$1.56	$1.11	40.5%

Dividends per share	$0.44	$0.41	7.3%	$0.88	$0.82	7.3%

	Quarter Ended			Six-Month Period Ended
	Nov. 29, 2015	Nov. 23, 2014	Basis Pt Change	Nov. 29, 2015	Nov. 23, 2014	Basis Pt Change
Comparisons as a % of net sales:
Gross margin	34.8%	34.4%	40	35.8%	34.1%	170
Selling, general, and administrative expenses	17.5%	18.0%	(50)	18.3%	19.1%	(80)
Operating profit	20.5%	11.9%	860	18.4%	12.4%	600
Net earnings attributable to General Mills	12.0%	7.4%	460	11.1%	7.7%	340

	Quarter Ended			Six-Month Period Ended
	Nov. 29, 2015	Nov. 23, 2014	Basis Pt Change	Nov. 29, 2015	Nov. 23, 2014	Basis Pt Change
Comparisons as a % of net sales excluding certain items affecting comparability (a):
Adjusted gross margin	35.5%	34.9%	60	36.6%	34.9%	170
Adjusted operating profit	18.0%	17.0%	100	18.2%	15.8%	240
Adjusted net earnings attributable to General Mills	11.3%	10.6%	70	11.4%	9.8%	160

(a)	See Note 7 for a reconciliation of these measures not defined by generally accepted accounting principles (GAAP).

See accompanying notes to consolidated financial statements.

Operating Segment Results and Supplementary Information

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Quarter Ended			Six-Month Period Ended
	Nov. 29, 2015	Nov. 23, 2014	% Change	Nov. 29, 2015	Nov. 23, 2014	% Change
Net sales:
U.S. Retail	$2,761.9	$2,861.6	(3.5)%	$5,293.1	$5,305.9	(0.2)%
International	1,157.2	1,321.1	(12.4)%	2,356.2	2,672.2	(11.8)%
Convenience Stores and Foodservice	505.8	529.5	(4.5)%	983.5	1,002.5	(1.9)%

Total	$4,424.9	$4,712.2	(6.1)%	$8,632.8	$8,980.6	(3.9)%

Operating profit:
U.S. Retail	$600.4	$616.1	(2.5)%	$1,230.1	$1,073.3	14.6%
International	136.2	134.3	1.4%	253.2	280.3	(9.7)%
Convenience Stores and Foodservice	102.8	96.2	6.9%	182.6	183.5	(0.5)%

Total segment operating profit	839.4	846.6	(0.8)%	1,665.9	1,537.1	8.4%
Unallocated corporate items	71.5	73.0	(2.0)%	154.6	192.0	(19.5)%
Divestiture (gain)	(199.1)	—	NM	(199.1)	—	NM
Restructuring, impairment, and other exit costs	61.3	214.6	(71.4)%	121.4	228.6	(46.9)%

Operating profit	$905.7	$559.0	62.0%	$1,589.0	$1,116.5	42.3%

	Quarter Ended			Six-Month Period Ended
	Nov. 29, 2015	Nov. 23, 2014	Basis Pt Change	Nov. 29, 2015	Nov. 23, 2014	Basis Pt Change
Segment operating profit as a % of net sales:
U.S. Retail	21.7%	21.5%	20	23.2%	20.2%	300
International	11.8%	10.2%	160	10.7%	10.5%	20
Convenience Stores and Foodservice	20.3%	18.2%	210	18.6%	18.3%	30

Total segment operating profit	19.0%	18.0%	100	19.3%	17.1%	220

See accompanying notes to consolidated financial statements.

Consolidated Balance Sheets

GENERAL MILLS, INC. AND SUBSIDIARIES

(In Millions, Except Par Value)

	Nov. 29, 2015	Nov. 23, 2014	May 31, 2015
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$649.8	$894.5	$334.2
Receivables	1,461.3	1,705.8	1,386.7
Inventories	1,455.0	1,893.4	1,540.9
Deferred income taxes	98.6	98.5	100.1
Prepaid expenses and other current assets	382.9	391.9	423.8

Total current assets	4,047.6	4,984.1	3,785.7
Land, buildings, and equipment	3,588.4	3,824.2	3,783.3
Goodwill	8,602.1	9,078.7	8,874.9
Other intangible assets	4,471.0	5,127.9	4,677.0
Other assets	879.6	1,159.2	811.2

Total assets	$21,588.7	$24,174.1	$21,932.1

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,704.1	$1,656.7	$1,684.0
Current portion of long-term debt	1,100.2	750.7	1,000.4
Notes payable	306.7	2,071.4	615.8
Other current liabilities	1,858.4	1,614.9	1,589.9

Total current liabilities	4,969.4	6,093.7	4,890.1
Long-term debt	7,416.6	7,683.4	7,575.3
Deferred income taxes	1,508.3	1,761.5	1,550.3
Other liabilities	1,711.8	1,623.9	1,744.8

Total liabilities	15,606.1	17,162.5	15,760.5

Redeemable interest	817.4	901.4	778.9
Stockholders’ equity:
Common stock, 754.6 shares issued, $0.10 par value	75.5	75.5	75.5
Additional paid-in capital	1,155.4	1,260.3	1,296.7
Retained earnings	12,416.0	11,975.3	11,990.8
Common stock in treasury, at cost, shares of 161.3, 157.9 and 155.9	(6,442.9)	(6,079.2)	(6,055.6)
Accumulated other comprehensive loss	(2,407.0)	(1,559.6)	(2,310.7)

Total stockholders’ equity	4,797.0	5,672.3	4,996.7
Noncontrolling interests	368.2	437.9	396.0

Total equity	5,165.2	6,110.2	5,392.7

Total liabilities and equity	$21,588.7	$24,174.1	$21,932.1

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows

GENERAL MILLS, INC. AND SUBSIDIARIES

(Unaudited) (In Millions)

	Six-Month Period Ended
	Nov. 29, 2015	Nov. 23, 2014
Cash Flows—Operating Activities
Net earnings, including earnings attributable to redeemable and noncontrolling interests	$978.7	$707.8
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	292.5	290.4
After-tax earnings from joint ventures	(48.9)	(53.1)
Distributions of earnings from joint ventures	28.6	28.9
Stock-based compensation	52.7	64.9
Deferred income taxes	(32.7)	13.2
Tax benefit on exercised options	(44.7)	(26.8)
Pension and other postretirement benefit plan contributions	(22.7)	(24.4)
Pension and other postretirement benefit plan costs	58.9	46.0
Divestiture (gain)	(199.1)	—
Restructuring, impairment, and other exit costs	89.8	236.6
Changes in current assets and liabilities, excluding the effects of acquisitions and divestiture	57.0	(414.4)
Other, net	(54.1)	(5.9)

Net cash provided by operating activities	1,156.0	863.2

Cash Flows—Investing Activities
Purchases of land, buildings, and equipment	(293.5)	(317.6)
Acquisitions, net of cash acquired	—	(822.3)
Investments in affiliates, net	11.7	(32.3)
Proceeds from disposal of land, buildings, and equipment	1.2	1.1
Proceeds from divestiture	822.7	—
Other, net	(19.1)	(0.1)

Net cash provided (used) by investing activities	523.0	(1,171.2)

Cash Flows—Financing Activities
Change in notes payable	(293.7)	922.3
Issuance of long-term debt	—	1,274.5
Payment of long-term debt	(0.3)	(393.3)
Proceeds from common stock issued on exercised options	64.5	35.9
Tax benefit on exercised options	44.7	26.8
Purchases of common stock for treasury	(549.0)	(968.8)
Dividends paid	(530.9)	(503.2)
Distributions to noncontrolling and redeemable interest holders	(77.2)	(20.5)
Other, net	0.1	(4.0)

Net cash provided (used) by financing activities	(1,341.8)	369.7

Effect of exchange rate changes on cash and cash equivalents	(21.6)	(34.5)

Increase in cash and cash equivalents	315.6	27.2
Cash and cash equivalents—beginning of year	334.2	867.3

Cash and cash equivalents—end of period	$649.8	$894.5

Cash Flow from Changes in Current Assets and Liabilities, excluding the effects of acquisitions and divestiture:
Receivables	$(109.9)	$(248.8)
Inventories	(196.2)	(309.6)
Prepaid expenses and other current assets	18.6	(6.6)
Accounts payable	56.3	139.7
Other current liabilities	288.2	10.9

Changes in current assets and liabilities	$57.0	$(414.4)

See accompanying notes to consolidated financial statements.

GENERAL MILLS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)	The accompanying Consolidated Financial Statements of General Mills, Inc. (we, us, our, General Mills, or the Company) have been prepared in accordance with accounting principles generally accepted in the United States for annual and interim financial information. In the opinion of management, all adjustments considered necessary for a fair presentation have been included and are of a normal recurring nature.

(2)	During the second quarter of fiscal 2016, we sold our North American Green Giant product lines for $822.7 million in cash, and we recorded a pre-tax gain of $199.1 million. We received net cash proceeds of $787.9 million after transaction related costs. After the divestiture we retained a brand intangible asset of $30.1 million related to our continued use of the Green Giant brand in certain markets outside of North America.

On October 21, 2014, we acquired Annie’s, Inc. (Annie’s), a publicly traded food company headquartered in Berkeley, California, for an aggregate purchase price of $821.2 million, which we funded by issuing debt. We consolidated Annie’s into our Consolidated Balance Sheets and recorded goodwill of $589.8 million, an indefinite lived intangible asset for the Annie’s brand of $244.5 million and a finite lived customer relationship asset of $23.9 million. The pro forma effects of this acquisition were not material.

(3)	We are currently pursuing several multi-year restructuring initiatives designed to increase our efficiency and focus our business behind our key growth strategies. Charges related to these activities were as follows:

	Quarter Ended		Six-Month Period Ended
In Millions	Nov. 29, 2015	Nov. 23, 2014	Nov. 29, 2015	Nov. 23, 2014
Cost of sales	$21.8	$18.6	$43.6	$18.6
Restructuring, impairment, and other exit costs	61.3	214.6	121.4	228.6

Total restructuring charges	$83.1	$233.2	$165.0	$247.2

Project-related costs classified in cost of sales	$16.2	$—	$29.3	$—

In the first quarter of fiscal 2016, we approved Project Compass, a restructuring plan designed to enable our International segment to accelerate long-term growth through increased organizational effectiveness and reduced administrative expense. In connection with this project, we expect to eliminate approximately 725 to 775 positions. We expect to incur approximately $62 to $65 million of net expenses relating to this action of which approximately $61 million will be cash. We recorded $2.1 million of restructuring charges in the second quarter of fiscal 2016 and $53.6 million in the six-month period ended November 29, 2015 related to this action. We expect this action to be completed by the end of fiscal 2017.

Project Century (Century) began in fiscal 2015 as a review of our North American manufacturing and distribution network to streamline operations and identify potential capacity reductions. In the second quarter of fiscal 2016, we broadened the scope of Project Century to identify opportunities to streamline our supply chain outside of North America. As part of the expanded project, we notified employees and their representatives of the proposal, pending consultation, to close the manufacturing facility in our International segment supply chain located in Berwick, United Kingdom. If implemented, this action would affect approximately 265 positions. We would expect, subject to the proposal proceeding, to incur total restructuring charges of approximately $46 to $51 million, including approximately $10 million of severance expense and $36 million to $41 million of other charges, primarily fixed asset write-offs. These expenses include cash charges of approximately $21 million. We would expect to record approximately $24 to $29 million pre-tax of restructuring charges in the third quarter of fiscal 2016 and we would expect these actions to be completed by the end of fiscal 2017.

As part of Century, in the second quarter of fiscal 2016, we notified the employees and their representatives of our decision to close our manufacturing facility in East Tamaki, New Zealand in our International segment supply chain. This action will affect approximately 20 positions, and we expect to incur less than $1 million of net expenses relating to this action, most of which will be cash. We recorded $0.4 million of restructuring charges in the second quarter of fiscal 2016 relating to this action. We expect these actions to be completed by the end of fiscal 2017.

As part of Century, in the first quarter of fiscal 2016, we notified the union member employees and union representatives at our West Chicago, Illinois facility of our decision to close this plant in our U.S. Retail segment supply chain. This action will affect approximately 500 positions, and we expect to incur approximately $123 million of net expenses relating to this action, of which approximately $55 million will be cash. We recorded $64 million of restructuring charges in the second quarter of fiscal 2016 and the six-month period ended November 29, 2015 relating to this action. We expect this action to be completed by the end of fiscal 2019.

As part of Century, in the first quarter of fiscal 2016, we notified the employees at our snacks manufacturing facility in Joplin, Missouri of our decision to close this plant in our U.S. Retail segment supply chain. This action will affect approximately 120 positions, and we expect to incur approximately $12 million of net expenses relating to this action, of which approximately $5 million will be cash. We recorded $2.9 million of restructuring charges in the second quarter of fiscal 2016 and $7.8 million in the six-month period ended November 29, 2015 relating to this action. We expect this action to be completed by the end of fiscal 2018.

Also, we recorded $13.7 million in the second quarter of fiscal 2016 and $39.2 million in the six-month period ended November 29, 2015, of restructuring charges related to Century actions previously announced.

During the six-month period ended November 29, 2015, we paid $75.2 million in cash related to restructuring initiatives.

In addition to restructuring charges, we expect to incur approximately $105 million of additional project-related costs, which will be recorded in cost of sales, all of which will be cash. We recorded project-related costs in cost of sales of $16.2 million in the second quarter of fiscal 2016 and $29.3 million in the six-month period ended November 29, 2015.

In Millions	Quarter Ended Nov. 29, 2015		Quarter Ended Nov. 23, 2014		Six-Month Period Ended Nov. 29, 2015		Six-Month Period Ended Nov. 23, 2014
	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash
Compass	$2.1	$16.9	$—	$—	$53.6	$25.5	$—	$—
Total Century (a)	81.0	7.3	88.9	6.5	111.2	13.1	88.9	6.5
Catalyst	—	15.9	145.0	1.8	0.2	35.6	145.0	1.8
Combination of certain operational facilities	—	0.8	(0.1)	—	—	1.0	13.9	—
Other	—	—	(0.6)	1.0	—	—	(0.6)	2.2

Total restructuring charges	83.1	40.9	233.2	9.3	165.0	75.2	247.2	10.5
Project-related costs	16.2	15.0	0.7	—	29.3	27.2	0.7	—

Restructuring charges and project-related costs	$99.3	$55.9	$233.9	$9.3	$194.3	$102.4	$247.9	$10.5

(a) Includes $21.8 million and $18.6 million of restructuring charges recorded in cost of sales during the second quarter of fiscal 2016 and fiscal 2015, respectively, and $43.6 million and $18.6 million for the six-month periods ended November 29, 2015 and November 23, 2014, respectively.

In Millions	Six-Month Period Ended Nov. 29, 2015		Fiscal Year Ended May. 31, 2015		Estimated Future		Estimated Total		Estimated Savings (b)
	Charge	Cash	Charge	Cash	Charge	Cash	Charge	Cash
Compass	$53.6	$25.5	$—	$—	$10	$36	$64	$61
Total Century (a)	111.2	13.1	181.8	12.0	127	147	420	172
Catalyst	0.2	35.6	148.4	45.0	—	37	149	118
Combination of certain operational facilities	—	1.0	13.9	6.5	1	4	15	12
Other	—	—	(0.6)	0.1	—	—	—	—

Total restructuring charges	165.0	75.2	343.5	63.6	139	224	648	363
Project-related costs	29.3	27.2	13.2	9.7	63	68	105	105

Restructuring charges and project-related costs	$194.3	$102.4	$356.7	$73.3	$201	$292	$753	$468	$500

(a) Includes $43.6 million and $59.6 million of restructuring charges recorded in cost of sales during fiscal 2016 and fiscal 2015, respectively.

(b) Cumulative annual savings targeted by fiscal 2018. Includes savings from SG&A cost reduction projects.

(4)	Unallocated corporate expense totaled $72 million in the second quarter of fiscal 2016 compared to $73 million in the same period in fiscal 2015. In the second quarter of fiscal 2016, we recorded $22 million of restructuring charges and $16 million of restructuring initiative project-related costs compared to $19 million of restructuring charges and $1 million of restructuring initiative project-related costs in the same period last year. In addition, we recorded a $8 million net decrease in expense related to the mark-to-market valuations of certain commodity positions and grain inventories compared to a $5 million net increase in expense in the second quarter of fiscal 2015. The decrease also includes cost savings from Project Catalyst and other cost management initiatives.

Unallocated corporate expense totaled $155 million in the six-month period ended November 29, 2015, compared to $192 million in the same period last year. In the six-month period ended November 29, 2015, we recorded $44 million of restructuring charges and $29 million of restructuring initiative project-related costs compared to $19 million of restructuring charges and $1 million of restructuring initiative project-related costs in the same period last year. In addition, we recorded a $10 million net decrease in expense related to the mark-to-market valuations of certain commodity positions and grain inventories in the six-month period ended November 29, 2015 compared to a $54 million net increase in expense in the same period a year ago. The decrease also includes cost savings from Project Catalyst and other cost management initiatives.

(5)	Basic and diluted earnings per share (EPS) were calculated as follows:

	Quarter Ended		Six-Month Period Ended
In Millions, Except per Share Data	Nov. 29, 2015	Nov. 23, 2014	Nov. 29, 2015	Nov. 23, 2014
Net earnings attributable to General Mills	$529.5	$346.1	$956.1	$691.3

Average number of common shares—basic EPS	599.4	602.6	600.8	607.6
Incremental share effect from: (a)
Stock options	9.8	11.3	10.1	11.7
Restricted stock, restricted stock units, and other	3.2	4.5	3.2	4.5

Average number of common shares—diluted EPS	612.4	618.4	614.1	623.8

Earnings per share—basic	$0.88	$0.58	$1.59	$1.14
Earnings per share—diluted	$0.87	$0.56	$1.56	$1.11

(a)	Incremental shares from stock options and restricted stock units are computed by the treasury stock method.

(6)	The effective tax rate for the six-month period ended November 29, 2015 was 35.4 percent compared to 31.8 percent for the six-month period ended November 23, 2014. The 3.6 percentage point increase was primarily related to significant non-deductible expenses related to the Green Giant divestiture in the second quarter of fiscal 2016.

(7)	We have included ten measures in this release that are not defined by generally accepted accounting principles (GAAP): (1) constant-currency net sales growth rates, (2) diluted EPS excluding certain items affecting comparability, (3) diluted EPS excluding certain items affecting comparability growth rates on a constant-currency basis, (4) total segment operating profit, (5) constant-currency total segment operating profit growth rates, (6) constant-currency International segment operating profit growth rates, (7) constant-currency net sales growth rates for our International segment, (8) constant-currency after-tax earnings from joint ventures growth rates, (9) earnings comparisons as a percent of net sales excluding certain items affecting comparability, and (10) effective income tax rates excluding certain items affecting comparability. We believe that these measures provide useful supplemental information to assess our operating performance. These measures are reconciled below to the measures as reported in accordance with GAAP, and should be viewed in addition to, and not in lieu of, our diluted EPS and operating performance measures as calculated in accordance with GAAP.

Certain measures in this release are presented excluding the impact of foreign currency exchange. To present this information, current period results for entities reporting in currencies other than United States dollars are translated into United States dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than the actual average exchange rates in effect during the current fiscal year.

Therefore, the foreign currency impact is equal to current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Constant-currency net sales growth rates follows:

	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Quarter Ended Nov. 29, 2015	(6)%	(4	)pts	(2)%
Six-Month Period Ended Nov. 29, 2015	(4)%	(5	)pts	1%

Diluted EPS excluding certain items affecting comparability and the related constant-currency growth rates follow:

	Quarter Ended			Six-Month Period Ended			Fiscal Year
Per Share Data	Nov. 29, 2015	Nov. 23, 2014	Change	Nov. 29, 2015	Nov. 23, 2014	Change	2015
Diluted earnings per share, as reported	$0.87	$0.56	55%	$1.56	$1.11	40%	$1.97
Mark-to-market effects (a)	(0.01)	—		(0.01)	0.05		0.09
Divestiture (gain) (b)	(0.14)	—		(0.14)	—		—
Restructuring costs (c)	0.08	0.24		0.17	0.25		0.35
Project-related costs (c)	0.02	—		0.03	—		0.01
Tax items (d)	—	—		—	—		0.13
Acquisition integration costs (e)	—	—		—	—		0.02
Venezuela currency devaluation (f)	—	—		—	—		0.01
Indefinite-lived intangible asset impairment (g)	—	—		—	—		0.28

Diluted earnings per share, excluding certain items affecting comparability	$0.82	$0.80	2%	$1.61	$1.41	14%	$2.86

Foreign currency exchange impact			(3)%			(4)%

Diluted earnings per share growth, excluding certain items affecting comparability, on a constant-currency basis			5%			18%

(a)	See Note 4.
(b)	See Note 2.
(c)	See Note 3.
(d)	The fiscal 2015 tax item is related to the one-time repatriation of foreign earnings in fiscal 2015.
(e)	Integration costs resulting from the acquisition of Annie’s in fiscal 2015.
(f)	Impact of remeasuring the assets and liabilities of our Venezuelan subsidiary following currency devaluation in fiscal 2014.
(g)	Impact of an impairment charge related to our Green Giant brand intangible asset in fiscal 2015.

A reconciliation of total segment operating profit to the relevant GAAP measure, operating profit, is included in the Statements of Operating Segment Results.

Constant-currency total segment operating profit growth rates follows:

	Percentage Change in Total Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in Total Segment Operating Profit on Constant-Currency Basis
Quarter Ended Nov. 29, 2015	(1)%	(3	)pts	2%
Six-Month Period Ended Nov. 29, 2015	8%	(4	)pts	12%

Constant-currency International segment operating profit growth rates follows:

	Percentage Change in Segment Operating Profit as Reported	Impact of Foreign Currency Exchange		Percentage Change in International Segment Operating Profit on Constant-Currency Basis
Quarter Ended Nov. 29, 2015	1%	(18	)pts	19%
Six-Month Period Ended Nov. 29, 2015	(10)%	(18	)pts	8%

Constant-currency International segment region net sales growth rates follow:

	Quarter Ended Nov. 29, 2015
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Europe	(13)%	(11	)pts	(2)%
Canada	(13)	(16)		3
Asia/Pacific	(3)	(5)		2
Latin America	(21)	(38)		17

Total International	(12)%	(15	)pts	3%

	Six-Month Period Ended Nov. 29, 2015
	Percentage Change in Net Sales as Reported	Impact of Foreign Currency Exchange		Percentage Change in Net Sales on Constant- Currency Basis
Europe	(12)%	(14	)pts	2%
Canada	(12)	(16)		4
Asia/Pacific	(1)	(3)		2
Latin America	(23)	(32)		9

Total International	(12)%	(16	)pts	4%

Constant-currency after-tax earnings from joint ventures growth rates follows:

	Percentage Change in After-tax Earnings from Joint Ventures as Reported	Impact of Foreign Currency Exchange		Percentage Change in After-tax Earnings from Joint Ventures on Constant-Currency Basis
Quarter Ended Nov. 29, 2015	(15)%	(9	)pts	(6)%
Six-Month Period Ended Nov. 29, 2015	(8)%	(13	)pts	5%

Earnings comparisons as a percent of net sales excluding certain items affecting comparability follow:

	Quarter Ended
In Millions	Nov. 29, 2015		Nov. 23, 2014
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$1,540.6	34.8%	$1,619.1	34.4%
Mark-to-market effects (b)	(7.7)	(0.2)%	5.1	0.1%
Restructuring charges (c)	21.8	0.5%	18.6	0.4%
Project-related costs (c)	16.2	0.4%	0.7	—%

Adjusted gross margin	$1,570.9	35.5%	$1,643.5	34.9%

Operating profit as reported	$905.7	20.5%	$559.0	11.9%
Mark-to-market effects (b)	(7.7)	(0.2)%	5.1	0.1%
Restructuring charges (c)	83.1	1.9%	233.2	5.0%
Project-related costs (c)	16.2	0.3%	0.7	—%
Divestiture (gain), (d)	(199.1)	(4.5)%	—	—%
Acquisition integration costs (e)	—	—%	3.5	—%

Adjusted operating profit	$798.2	18.0%	$801.5	17.0%

Net earnings attributable to General Mills as reported	$529.5	12.0%	$346.1	7.4%
Mark-to-market effects, net of tax (b)	(4.9)	(0.1)%	3.2	0.1%
Restructuring charges, net of tax (c)	52.8	1.2%	147.0	3.1%
Project-related costs, net of tax (c)	10.3	0.2%	0.4	—%
Divestiture (gain), net of tax (d)	(88.1)	(2.0)%	—	—%
Acquisition integration costs, net of tax (e)	—	—%	2.7	—%

Adjusted net earnings attributable to General Mills	$499.6	11.3%	$499.4	10.6%

(a)	Net sales less cost of sales.
(b)	See Note 4.
(c)	See Note 3.
(d)	See Note 2.
(e)	Integration costs resulting from the acquisition of Annie’s, Inc.

	Six-Month Period Ended
In Millions	Nov. 29, 2015		Nov. 23, 2014
Comparisons as a % of Net Sales	Value	Percent of Net Sales	Value	Percent of Net Sales
Gross margin as reported (a)	$3,095.2	35.8%	$3,057.8	34.1%
Mark-to-market effects (b)	(10.4)	(0.1)%	54.3	0.6%
Restructuring charges (c)	43.6	0.5%	18.6	0.2%
Project-related costs (c)	29.3	0.4%	0.7	—%

Adjusted gross margin	$3,157.7	36.6%	$3,131.4	34.9%

Operating profit as reported	$1,589.0	18.4%	$1,116.5	12.4%
Mark-to-market effects (b)	(10.4)	(0.1)%	54.3	0.6%
Restructuring charges (c)	165.0	1.9%	247.2	2.8%
Project-related costs (c)	29.3	0.3%	0.7	—%
Divestiture (gain) (d)	(199.1)	(2.3)%	—	—%
Acquisition integration costs (e)	—	—%	3.5	—%

Adjusted operating profit	$1,573.8	18.2%	$1,422.2	15.8%

Net earnings attributable to General Mills as reported	$956.1	11.1%	$691.3	7.7%
Mark-to-market effects, net of tax (b)	(6.6)	(0.1)%	34.2	0.4%
Restructuring charges, net of tax (c)	109.0	1.2%	151.8	1.7%
Project-related costs, net of tax (c)	18.5	0.2%	0.4	—%
Divestiture (gain), net of tax (d)	(88.1)	(1.0)%	—	—%
Acquisition integration costs, net of tax (e)	—	—%	2.7	—%

Adjusted net earnings attributable to General Mills	$988.9	11.4%	$880.4	9.8%

(a)	Net sales less cost of sales.
(b)	See Note 4.
(c)	See Note 3.
(d)	See Note 2.
(e)	Integration costs resulting from the acquisition of Annie’s, Inc.

A reconciliation of the effective income tax rate as reported to the effective income tax rate excluding certain items affecting comparability follows:

	Quarter Ended				Six-Month Period Ended
	Nov. 29, 2015		Nov. 23, 2014		Nov. 29, 2015		Nov. 23, 2014
In Millions	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes	Pretax Earnings (a)	Income Taxes
As reported	$831.9	$311.5	$481.7	$153.4	$1,439.9	$510.1	$960.7	$306.0
Mark-to-market effects (b)	(7.7)	(2.8)	5.1	1.9	(10.4)	(3.8)	54.3	20.1
Restructuring charges (c)	83.1	30.3	233.2	86.2	165.0	53.9	247.2	90.8
Project-related costs (c)	16.2	5.9	0.7	0.3	29.3	10.8	0.7	0.3
Divestiture (gain) (d)	(199.1)	(111.0)	—	—	(199.1)	(111.0)	—	—
Acquisition integration costs (e)	—	—	3.5	0.8	—	—	3.5	0.8

As adjusted	$724.4	$233.9	$724.2	$242.6	$1,424.7	$460.0	$1,266.4	$418.0

Effective tax rate:
As reported		37.4%		31.8%		35.4%		31.8%
As adjusted		32.3%		33.5%		32.3%		33.0%

(a)	Earnings before income taxes and after-tax earnings from joint ventures.
(b)	See Note 4.
(c)	See Note 3.
(d)	See Note 2.
(e)	Integration costs resulting from the acquisition of Annie’s, Inc.